  Exhibit 99.1

RumbleOn Expands Executive Team with Promotion of Peter Levy to Chief Operating Officer

DALLAS, Texas - May 23, 2019 – RumbleOn (NASDAQ: RMBL), the e-commerce company using innovative technology to simplify how dealers and consumers buy, sell, trade, or finance pre-owned vehicles through RumbleOn’s 100% online marketplace, today announced the appointment of Peter Levy as Chief Operating Officer (COO), effective immediately. Levy will be responsible for leading day-to-day operations and overarching strategy for the sales, inventory management, dealer relations, and marketing departments.

Levy previously served as the Senior Vice President of Operations at RumbleOn since November 2017, where he helped spearhead the acquisition of Wholesale Inc. and guide the company through its expansion into the pre-owned automotive market. He holds a B.S. in Marketing and Finance from Indiana University.

“2018 was a phenomenal year for RumbleOn – while we grew at an unprecedented pace and further expanded into new marketplaces, Peter proved to be instrumental in the execution of our vision and continual success of this company,” said Marshall Chesrown, Founder, Chairman and CEO of RumbleOn. “With his results-oriented attitude and proven track record of collaborative leadership across our various teams, I have every confidence in Peter as he expands his role within RumbleOn and joins our executive team.”

“I’m incredibly proud of the staggering growth we’ve seen and the world-class talent behind those results,’’ said Peter Levy, COO of RumbleOn. “The RumbleOn team will continue to disrupt an outdated industry – whether that’s through best-in-class technology, supply chain innovations, or through our unique distribution network – it’s a privilege to be on board for the ride.”

For more information on RumbleOn, please visit https://www.rumbleon.com

###
About RumbleOn:
RumbleOn (NASDAQ: RMBL) is an e-commerce company that uses innovative technology to simplify how dealers and customers buy, sell, trade, or finance pre-owned vehicles through RumbleOn’s 100% online marketplace. Leveraging its capital-light network of 17 regional partnerships and innovative technological solutions, RumbleOn is disrupting the old-school pre-owned vehicle supply chain by providing users with the most efficient, timely and transparent transaction experience. For more information, please visit http://www.rumbleon.com

Press Contact:
RumbleOn
Martin McBride
Martin@rumbleon.com

Investor Relations:
The Blueshirt Group:
Whitney Kukulka
Investors@rumbleon.com

1350 Lakeshore Dr #160, Coppell, TX 75019